UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2007

COLGATE-PALMOLIVE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-644-2	13-1815595
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

300 Park Avenue, New York, NY		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (212) 310-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Compensatory Arrangements of Certain Officers.

At the regularly scheduled July 12, 2007, meeting of the Board of Directors of the Company, the independent Personnel & Organization Committee of the Board, in consultation with the other independent directors of the Board, approved the following compensatory arrangements for Ian M. Cook in his new role as President and Chief Executive Officer of the Company. As previously announced, Mr. Cook was elected President and Chief Executive Officer and a director of the Company effective July 1, 2007.

Effective as of such date, Mr. Cook’s annual salary has been increased from $925,000 to $1,000,000 per year. In addition, the target awards for which he is eligible under the Company’s regular incentive compensation programs, described in the Compensation Discussion & Analysis of the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders, have been adjusted as follows: as of July 1, 2007, Mr. Cook’s target aggregate annual bonus awards have been increased from 95% to 125% of his base salary; his target aggregate Long Term Global Growth program restricted stock awards have been increased from 95% to 125% of his base salary midpoint; and the guideline amounts for his stock option award and time-vested restricted stock award will be 250,000 options and 13,875 shares, respectively. If these awards are paid out at target, and assuming for purposes of valuing the equity awards a closing price of the Company’s common stock on the date of grant equal to such price on July 12, 2007, the total target value of Mr. Cook’s salary plus incentive compensation for 2007 is estimated to be approximately $7,300,000. (The estimated value of options is calculated using the Black-Scholes option valuation model with assumptions as described in Note 8 (“Capital Stock and Stock Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2006.) Mr. Cook’s actual awards under these programs may vary from target based on individual and Company performance in accordance with the formulas and methodologies employed in the applicable plans, which are described in the Compensation Discussion & Analysis of the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 13, 2007		COLGATE-PALMOLIVE COMPANY

		By:	/s/ ANDREW D. HENDRY
		Name:	Andrew D. Hendry
		Title:	Senior Vice President, General Counsel
and Secretary